Exhibit 10.10

Form of Enterprise Service Agreement

This Service Agreement (“Agreement”) is entered into by and between:

[Customer] (“Customer”), with address at [Address], and

GoodVision Inc. (“Vendor”), with address at: [Address].

Customer and Vendor may be referred to individually as a “Party” or collectively as the “Parties.”

1. Scope of Services

1.1 Technical Consultation Service

Vendor shall provide technical consultation services to Customer, including regular discussions on technological needs, product new features, system architecture review, and recommendations for system enhancements.

1.2 Service Optimization

Vendor shall provide advisory guidance as part of the integrated Services to assist Customer in optimizing its IT and cloud environment, including:

●	Operational efficiency and scalability guidance

●	Reliability and resiliency best-practice recommendations

●	Security posture reviews and non-binding improvement recommendations

All optimization services are provided on a commercially reasonable efforts basis and do not constitute guarantees of specific outcomes.

1.3 Enterprise Level Support

Vendor provides enterprise level 24x7 technical support to Customer. Dedicated service and technical managers are assigned to provide more effective and timely support.

1.3.1 Support mode:

Below means are provided to reach out to Provider:

Email: support@goodvision.tech

Phone and IM call: provide separately.

Online Chat: IM group will be assigned.

Support service will be available: 24 x 7

1.3.2 Case severity response

Below is a list of incident and response time:

Incident Level	Description	Response time
3	General issues	<8 hours
2	Minor System degradation	<4hours
1	Production system impaired	<30 minutes
0	Business critical	<15 minutes

1.3.3 Dedicated Technical Account Manager

Dedicated Technical Account Manager is available to provide timely and expert service, including but not limited to consultative review and guidance on product usage, configuration, custom infrastructure, platform services, network configuration, etc.

Check and identify risks of cloud resources within the cloud environment. Inspection report interpretations and governance plans can be provided by dedicated technical managers for optimization. This requires Customer to enable the cloud advisor feature.

1.3.4 Event management

Vendor provides up to three (3) event support engagements per year as part of the overall Services. Event support is incidental to and integrated with the ongoing managed services and does not represent a separate or standalone service.

1.4 Integrated Managed Service and Service Control

Vendor is solely responsible for the design, management, integration, and delivery of the Services as a unified managed service offering. Vendor retains full discretion and control over how the Services are performed, including the selection, coordination, and management of any third-party infrastructure, platforms, or tools used in delivering the Services.

Customer acknowledges that Vendor is the primary obligor responsible for fulfillment of all service commitments, including service availability, support response, and service quality, regardless of whether third-party technologies are utilized.

1.5 Single Integrated Service Obligation

The Services described in this Agreement constitute a single, integrated managed service designed to support Customer’s ongoing cloud and IT operations. The individual service components are not sold separately, are highly interdependent, and together represent a continuous series of services that are substantially the same and transferred uniformly over time.

1.6 Continuous Delivery and Consumption of Services

The Parties acknowledge that the Services are provided on a continuous basis throughout the term of this Agreement and that Customer simultaneously receives and consumes the benefits of the Services as they are performed.

2. Service Level Agreement

2.1 Terms and Definitions

2.1.1 Product scope

All the cloud services sold to Customer by Vendor are included in the scope.

Each service will be considered separately while calculating the service availability levels.

Customer has no contractual rights or claims against any third-party service provider used by Vendor in delivering the Services. All service commitments, remedies, and obligations are provided exclusively by Vendor under this Agreement.

2.1.2 Service Month(s)

A Service Month refers to a calendar month within the term of the Service purchased by Customer. For example, if the Service is purchased for three months starting from March 17, there will be four Service Months:

●	March 17 – March 31

●	April 1 – April 30

●	May 1 – May 31

●	June 1 – June 16

Service Availability will be calculated separately for each Service Month.

2.1.3 Total Number of Minutes within a Service Month

The total minutes in a Service Month equals the number of days in the month multiplied by 24 hours and 60 minutes.

2.1.4 Service Downtime

Service is considered down if the purchased service is completely unusable.

2.1.5 Service Degradation

If, due to Vendor’s reasons, the availability of the service is less than promised, the Service is considered degraded.

2.2 Service Availability

2.2.1 Calculation

Service Availability is measured per Service Month as the proportion of time the Service is available compared to total minutes in that month.

2.2.2 Service Availability Standard

Service Availability shall not be less than 99.95% per Service Month. Downtime beyond this limit entitles Customer to compensation as described in Section 2.3.

2.2.3 Service Degradation Standard

The Service degradation shall not be more than 0.1% for each service on any day.

The degradation is calculated as as:

Quantity of unavailable portion of a service / Total purchased quantity of a service

If a Service Degradation is due to the vendor, Customer may claim compensation in accordance with Section 2.3 of this Agreement.

2.3 Compensation Plan

Service credits described in this Agreement constitute Customer’s sole and exclusive remedy for any failure to meet service availability or service degradation standards. Service credits are not intended to adjust or vary the transaction price for Services already provided.

2.3.1 Standards of Compensation

●	Service credits apply solely against future invoices for Services not yet performed and shall not retroactively modify fees for Services already delivered. In no event shall the total service credits issued for any Service Month exceed the total fees actually paid by Customer for Services during such Service Month.

●	Service Availability:

Service Availability	Compensation
99% – 99.95%	10% of Monthly Fee of the service
95% – <99%	25% of Monthly Fee of the service
<95%	100% of Monthly Fee of the service

●	Service Degradation

% of a service degraded x Total fee paid for the service each day x number of days

Service degradation credits, if applicable, shall be calculated on a monthly basis using the same availability tiers above and shall not be calculated on a daily or per-unit basis.

2.3.2 Time Limit for Claims

●	Claims must be submitted to Vendor no earlier than the fifth business day after the Service Month.

●	Claims must be submitted within 60 calendar days after the end of the Service Month. Late claims are not considered.

2.4 Disclaimer of Liabilities

Service downtime or degradation does not apply for compensation in cases of:

●	Scheduled maintenance with prior notice;

●	Failures or adjustments outside Vendor’s control;

●	Security incidents caused by Customer’s negligence;

●	Backend system issues;

●	Data loss due to Customer’s failure to safeguard credentials;

●	Customer-authorized actions or negligence;

●	Failure to follow Vendor’s usage guidelines;

●	Force majeure events;

●	Other reasons beyond Vendor’s control;

●	Any other circumstances where Vendor is legally exempt.

Vendor does not guarantee any specific business, financial, or operational outcomes as a result of the Services. Recommendations and guidance are provided on a commercially reasonable efforts basis only.

3. Term and Termination

3.1 This Agreement begins on the Effective Date and continues until terminated as provided herein.

3.2 Either Party may terminate this Agreement upon thirty (30) days’ written notice; provided that Customer remains obligated to pay all fees due for the remainder of the then-current Service Month.

4. Fees and Payment

4.1 Fees for the Services are governed exclusively by the applicable executed Purchase Order. This Agreement governs service delivery, service levels, and related terms only.

4.2 Vendor is entitled to the full consideration payable under the applicable Purchase Order for the Services and bears responsibility for all costs incurred in delivering the Services.

4.3 No separate invoice shall be issued under this Agreement apart from invoices issued pursuant to the applicable Purchase Order.

4.4 The Services are not priced or sold on a standalone basis. No individual service component has a separately stated or standalone selling price.

5. Confidentiality

Each Party shall maintain the confidentiality of all non-public information received from the other Party and shall not disclose such information without prior written consent, except as required by law.

6. Limitation of Liability

●	Except for damages arising from gross negligence or willful misconduct, Vendor shall not be liable for any indirect, incidental, special, consequential, or punitive damages, including but not limited to loss of profits, loss of data, or business interruption.

●	For direct damages arising from Vendor’s gross negligence or willful misconduct, liability shall be limited to the remedies expressly provided in this Agreement or as otherwise required by applicable law.

●	In no event shall Vendor’s aggregate liability arising out of or related to this Agreement exceed the total fees actually paid by Customer to Vendor under this Agreement during the twelve (12) months preceding the event giving rise to the claim.

6. Intellectual Property Ownership

All intellectual property, methodologies, tools, processes, and know-how used or developed by Vendor in connection with the Services remain the exclusive property of Vendor. No ownership rights are transferred to Customer under this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

[Customer]

By:
Name:
Title:
Date:

GoodVision Inc

By:
Name:
Title:
Date: